Oyster Creek Group, Inc.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
(unaudited)

                                Three         Nine
                               months      months
                                ending      ending              August 19, 1999
                        March 31,         March 31,           (Inception) to
                            2004  2003    2004  2003         March 31, 2004

Revenue                   -       -           -     -                         -

General and
administrative
expenses                -         -       705      460               10,490
Total expenses        -         -       705      460               10,490

Net (loss)                -         -      (705)    (460)             (10,490)

Weighted average
number of
common shares
outstanding -
basic and
fully diluted   4,500,000 4,500,000 4,500,000 4,500,000

Net (loss)
per share -
basic and
fully diluted             -         -         -     (0.00)

The accompanying notes are an intregal part of these financial statements.

Page 1